MERRILL LYNCH NATURAL RESOURCES TRUST

FILE # 811- 4282

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
11/02/01	Pogo Producing	$612,000	$156,459,432	Goldman Sachs
12/06/01	Aluminum Corp of China	$896,883	$412,072,983	Morgan Stanley